Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in the Registration Statements on Form S-8 (Nos. 333-206813,

333-223884, 333-237490 and 333-249179) of our report dated September 13, 2023, relating to the consolidated financial statements of CytoDyn Inc., appearing in CytoDyn Inc.’s Annual Report on Form 10-K for the year ended May 31, 2023. Our report on the consolidated financial statements contains an explanatory paragraph regarding substantial doubt as to CytoDyn Inc.’s ability to continue as a going concern and a critical audit matter regarding unfulfilled commitments with Samsung BioLogics Co., Ltd (Note 10).

/s/ Macias Gini & O’Connell LLP

San Jose, California

August 15, 2024